UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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COMPELLENT TECHNOLOGIES, INC.

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COMPELLENT TECHNOLOGIES, INC.
PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2010
PROPOSAL 1
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF OUR NOMINEES TO THE BOARD.
2009 Director Compensation Table

COMPELLENT TECHNOLOGIES, INC.
7625 Smetana Lane
Eden Prairie, Minnesota 55344

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Compellent Technologies, Inc., a Delaware corporation. The meeting will be held on Thursday, May 13, 2010 at 3:30 p.m., Central Time, at Faegre & Benson, LLP, 2200 Wells Fargo Center, 90 South 7th Street, Minneapolis, MN 55402 for the following purposes:

1. To elect three directors nominated by the Board of Directors to hold office until the 2013 Annual Meeting of Stockholders.

2. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 1, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be
Held at 3:30 p.m., Central Time, on Thursday, May 13, 2010 at Faegre & Benson, LLP located at
2200 Wells Fargo Center, 90 South 7th Street, Minneapolis, MN 55402.

The proxy statement and annual report to stockholders are available at
www.compellent.com/proxy.

Please see the map at www.faegre.com for directions to Faegre & Benson, LLP. We look forward to seeing you at our Annual Meeting.

The Board of Directors recommends that you vote FOR the proposal identified above.

By Order of the Board of Directors

/s/  Lawrence E. Aszmann

Lawrence E. Aszmann
Secretary

Eden Prairie, Minnesota
April 13, 2010

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

COMPELLENT TECHNOLOGIES, INC.
7625 Smetana Lane
Eden Prairie, Minnesota 55344

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Compellent Technologies, Inc. is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposal described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 13, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 1, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 31,736,807 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 1, 2010, your shares were registered directly in your name with Compellent’s transfer agent, Wells Fargo Shareholder Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 1, 2010, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There is one matter scheduled for a vote:

•	The election of our three nominees for director until the 2013 Annual Meeting of Stockholders.

How do I vote?

•	For this Proposal, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 12, 2010 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 12, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Compellent. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 1, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Compellent’s Secretary at Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2010, to Compellent’s Secretary at Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344. However, if Compellent’s 2011 Annual Meeting of Stockholders is not held between April 13, 2011 and June 12, 2011, then the deadline will be a reasonable time prior to the time Compellent begins to print and mail its proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2011 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Compellent’s Secretary, in writing, not later than the close of business on February 12, 2011. However, if Compellent’s 2011 Annual Meeting of Stockholders is not held between April 13, 2011 and June 12, 2011, then the deadline will be not later than the close of business on the 10th day following the date on which the notice of the date of the 2011 Annual Meeting of Stockholders was mailed, or the 10th day following the date on which public disclosure of the date of the 2011 Annual Meeting of Stockholders was made, whichever occurs first. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2011 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes. Broker non-votes have no effect.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of The New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals and, for the first time, under a new amendment to rules of the New York Stock Exchange, or NYSE, elections of directors, even if not contested.

In the event that a broker, bank, custodian, nominee or other record holder of Compellent common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

How many votes are needed to approve the proposal?

•	For the Proposal (the election of our three nominees for director), the three nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. On the record date, there were 31,736,807 shares outstanding and entitled to vote. Thus, the holders of 15,868,405 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published by Compellent in a Current Report on Form 8-K, as filed with the Securities and Exchange Commission, or SEC, on or before May 19, 2010. If final voting results are not available to us in time to file a Current Report on Form 8-K by May 19, 2010, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including a vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified or such director’s earlier death, resignation or removal.

Our Board presently has eight members. There are three directors in the class whose term of office expires in 2010, Messrs. Beeler, Guider and Roberg, each of whom is currently a director of Compellent. The Nominating and Corporate Governance Committee of the Board recommended to the Board that each of Messrs. Beeler, Guider and Roberg be nominated for election at the Annual Meeting. Mr. Beeler and Mr. Guider were each previously elected by the stockholders. Mr. Roberg, who was appointed to the Board effective April 12, 2010, was originally recommended to service on our Board by the Nominating & Corporate Governance Committee based on Mr. Roberg’s industry experience and tenure on multiple public company boards of directors. If elected at the Annual Meeting, each of these nominees would serve until the 2013 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. We encourage our directors and nominees for director to attend the Annual Meeting. Messrs. Guider, Soran and Wehrwein attended the 2009 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Compellent. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company’s business. To that end, the Committee has evaluated the Board’s current members in the broader context of the Board’s overall composition. The Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the Committee to believe that such nominee should continue to serve on the Board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the Committee believes that such director should continue serving on the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF OUR
NOMINEES TO THE BOARD.

Members of the Board of Directors

The following is information regarding each of the members of our Board as of the date of this proxy statement.

			Director	Expiration
Name	Position with Compellent	Age	Since	of Term

Charles Beeler	Director	38	July 2002	2010
John P. Guider	Chief Operating Officer and Director	66	March 2002	2010
Kevin L. Roberg	Director	58	April 2010	2010
Philip E. Soran	Chairman, President and Chief Executive Officer	53	March 2002	2011
Sven A. Wehrwein	Director	59	April 2007	2011
Sherman L. Black	Director	45	July 2009	2012
R. David Spreng	Director	48	December 2006	2012
Duston M. Williams	Director	51	October 2008	2012

Nominees for Election for a Three-year Term Expiring at Our 2013 Annual Meeting

Charles Beeler

Charles Beeler has been a General Partner of El Dorado Ventures, a venture capital firm since 1999. Prior to 1999, Mr. Beeler was an Investment Manager with Piper Jaffray Ventures Technology Funds, a venture investing arm of Piper Jaffray & Co., a financial services company. Mr. Beeler received a B.A. in Economics from Colby College and an M.B.A. in entrepreneurial studies from the Wharton School. The Board has concluded that Mr. Beeler should serve on our Board due to his experience in building companies from earliest stages of growth to mature technology companies as well as his knowledge of and contacts in the storage industry. In addition, Mr. Beeler’s knowledge of network industry trends and previous investment banking experience enable him to provide the Board with valuable strategic advice.

John P. Guider

John P. Guider has served as Compellent’s Chief Operating Officer since co-founding Compellent in March 2002. From July 1995 to August 2001, Mr. Guider served as Chief Operating Officer of Xiotech Corporation, or Xiotech, a storage area networking company, which Mr. Guider co-founded in July 1995. Xiotech was acquired by Seagate Technology, or Seagate, a disk drive manufacturer, in January 2000. From 1987 to 1995, Mr. Guider served as Chief Technology Officer and Senior Vice President of Product Development of Tricord Systems, a high performance server company, which Mr. Guider co-founded in 1987. From December 1982 to January 1987, Mr. Guider served as Director of Hardware Development at Star Technologies, a scientific computer company, and held various management and technical positions with Sperry Corporation, a mainframe systems company.

Mr. Guider received a B.S. in Electrical Engineering from the University of Minnesota. The Board has concluded that Mr. Guider should serve on our Board due to his extensive knowledge of our business, as a co-founder of the company, his insight into our day-to-day operational activities and his thorough technical understanding of our products and the opportunities and challenges that we face.

Kevin L. Roberg

Kevin L. Roberg, is the founder of Kelsey Capital Management, a private investment firm, and since 1998 has served as a managing partner. He has also been a general partner with the Menlo Park, California-based health care venture capital firm Delphi Ventures since 1999. From 2007 to 2008, Mr. Roberg served as interim Chairman and CEO of ProStaff, Inc., a temporary staffing company. From 1995 to 1998, Mr. Roberg was also President/CEO of ValueRx, a subsidiary of Value Health. Prior to 1998, Mr. Roberg held a variety of executive positions in the staffing and health care field as a clinic administrator, health care foundation executive, a managed care executive, and a national prescription drug management leader. Mr. Roberg is a director of Thomas and Betts Corporation, designer and manufacturer of electrical components used in industrial, commercial and utility markets, and Universal Hospital Services, a medical equipment outsourced solutions company. Mr. Roberg received a B.S. from the University of Iowa. The Board has concluded that Mr. Roberg should serve on our Board due to his experience on a variety of public company boards and his insight and connections with the healthcare sector, an important vertical for us.

Directors Continuing in Office Until Our 2011 Annual Meeting

Philip E. Soran

Philip E. Soran has served as our President and Chief Executive Officer since co-founding Compellent in March 2002. From July 1995 to August 2001, Mr. Soran served as President and Chief Executive Officer of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000. From October 1993 to April 1995, Mr. Soran served as Executive Vice President of Prodea Software Corporation, a data warehousing software company. Mr. Soran also held a variety of management, sales, marketing and technical positions with IBM. Mr. Soran also served on the board of directors of Stellent, Inc. from April 2003 until its acquisition by Oracle Corporation in December 2006. Mr. Soran received a B.A. in Education from the University of Northern Colorado. The Board has concluded that Mr. Soran should serve on our Board due to his extensive knowledge of our business, as a co-founder of the company, his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to the Board.

Sven A. Wehrwein

Sven A. Wehrwein has over 30 years of experience in accounting, finance and investment banking. Since 1999, Mr. Wehrwein has provided financial consulting services to emerging growth companies. Mr. Wehrwein also serves on the board of directors of Image Sensing Systems, Inc., a video imaging company, Synovis Life Technologies, Inc., a medical device company, Uroplasty, Inc., a medical device company, and Vital Images, Inc., a visualization software company. Mr. Wehrwein received an M.S. in Management from the Sloan School at the Massachusetts Institute of Technology and is a certified public accountant (inactive). The Board has concluded that Mr. Wehrwein should serve on our Board due to his capabilities in financial understanding, strategic planning, and auditing expertise, given his experiences in investment banking and in financial leadership positions. As Chairman of the Audit Committee, Mr. Wehrwein also keeps the Board abreast of current audit issues and collaborates with our independent auditors and senior management team.

Directors Continuing in Office Until Our 2012 Annual Meeting

Sherman L. Black

Sherman Black has served as President, Chief Executive Officer and a director of Rimage Corporation, a recordable media publishing company, since January 2010. From April 2009 until January 2010, Mr. Black served as Rimage’s President and Chief Operating Officer. From September 2008 to February 2009, Mr. Black was Senior Vice President, Marketing and Strategy Core Products, of Seagate Technology, a disk drive and storage solutions manufacturing company. From November 2005 until August 2008, Mr. Black served as General Manager and Senior Vice President, Enterprise Storage, of Seagate Technology. Prior to November 2005, Mr. Black served in a variety of positions at Seagate Technology including Vice President of Global OEM Sales, Vice President of Business Development and Vice President of Enterprise Product Line Management. Mr. Black holds a B.S. in Electrical Engineering from the University of Arkansas and an M.B.A. from the University of Oklahoma. The Board has concluded that Mr. Black should serve on our Board due to his experience serving in a variety of executive level positions, coupled with his more than 20 years of experience in the data storage industry, which provides the Board with an understanding of the current trends in the data storage market as well as provides us with deeper contacts in the storage industry. Mr. Black also provides the Board with operational experience, including building and organizing an effective sales force.

R. David Spreng

R. David Spreng has been the Managing General Partner of Crescendo Ventures, a venture capital firm he founded since 1998. Mr. Spreng is active with the World Economic Forum. Mr. Spreng received a B.S. in Accounting from the University of Minnesota. The Board has concluded that Mr. Spreng should serve on our Board due to his experience in building companies from the earliest stages of growth to mature technology companies, as a seasoned investor in various technology companies, and his insight into capital formation and operational development matters.

Duston M. Williams

Duston M. Williams has served as the Chief Financial Officer of Infinera Corporation, an optical networking company, since June 2006, a position he intends to hold until June 26, 2010. From December 2004 to June 2006, Mr. Williams was Executive Vice President and Chief Financial Officer of Maxtor Corporation, an information storage solutions company. From July 2003 to November 2004, Mr. Williams served as Chief Financial Officer of Aruba Networks, Inc., a network infrastructure company. From July 2001 to February 2003, Mr. Williams served as Chief Financial Officer of Rhapsody Networks, Inc., a storage networking provider. Mr. Williams holds a B.S. in Accounting from Bentley College and an M.B.A. from the University of Southern California. The Board has concluded that Mr. Williams should serve on our Board due to his experience in executive financial positions with several technology companies that provides the Board with capabilities in financial understanding, transaction experience and strategic planning and his insight into the operational challenges of a public company finance department. In addition, this experience qualifies Mr. Williams as an “audit committee financial expert.”

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Soran. The Board has also appointed Mr. Beeler as lead independent director.

The Board believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. The Board believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the company (as is the case with our Chief Executive Officer who was one of our founders).

The Board appointed Mr. Beeler as the lead independent director in October 2008 to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Chairman. The lead independent director is empowered to, among other duties and responsibilities, provide general leadership of the affairs of the independent directors, preside over Board meetings in the absence of the Chairman and during independent director closed session portions of the meetings, preside over and establish the agendas for meetings of the independent directors, and act as liaison between the Chairman and the independent directors. The Board believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Board believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Independence of The Board of Directors

As required under NYSE listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our outside counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Compellent, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NYSE listing standards: Messrs. Beeler, Black, Roberg, Spreng, Wehrwein and Williams. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Compellent. Mr. Guider, our Chief Operating Officer, and Mr. Soran, our President and Chief Executive Officer, are not independent directors by virtue of their employment with us.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through the Board’s standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the Audit Committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the Company has addressed in such quarter. Both the Board as a whole and the various standing committees receive periodic reports from the management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board of Directors met four times during 2009. During 2009, each Board member attended 75% or more of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NYSE listing standards, in 2009, our non-management directors met in executive session at which only non-management directors were present. During 2009, the Board met in executive session three times, with Mr. Beeler presiding over the executive sessions in his capacity as lead independent director.

Information Regarding Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides committee membership and meeting information for 2009 for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Charles Beeler			X	*	X
Sherman L. Black(1)	X				X
Neel Sarkar(2)	X				X *
R. David Spreng(2)			X		X *
Sven A. Wehrwein	X	*	X
Duston M. Williams	X
Total meetings in 2009	6		4		4

*	Committee Chairperson

(1)	Mr. Black was appointed to our Board and as a member of the Audit and Nominating and Corporate Governance Committees on July 30, 2009.

(2)	Mr. Sarkar resigned from our Board and as a member of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee on July 30, 2009. Mr. Spreng was appointed as Chairman of the Nominating and Corporate Governance Committee upon Mr. Sarkar’s resignation.

Below is a description of each committee of the Board. The Board has determined that each current member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each current member is free of any relationship that would impair his individual exercise of independent judgment with regard to Compellent. The Audit, Compensation and Nominating and Corporate Governance Committees each have the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Each of our Committees has adopted a written charter that is available to stockholders on our website at www.compellent.com, under the “Investors — Corporate Governance” tab and are available in print upon a request to Compellent Technologies, Inc., Attn: Corporate Secretary, 7625 Smetana Lane, Eden Prairie, Minnesota 55344. The contents of our website are not part of this proxy statement.

Audit Committee

Our Audit Committee was established by the Board to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions:

•	evaluating the performance of the independent registered public accounting firm (taking into account, where appropriate, the views of management), assessing their independence and qualifications and determining and approving engagements of the independent registered public accounting firm;

•	determining whether to retain or to terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm for the following year;

•	determining and approving engagements of the independent registered public accounting firm, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws or rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services;

•	receiving and reviewing the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit

Committee concerning independence and discussing with the independent registered public accounting firm any disclosed relationships between them and the Company;

•	monitoring the rotation of the partners of the independent registered public accounting firm on our audit engagement team as required by applicable laws and rules;

•	conferring with management and the independent registered public accounting firm, as appropriate, regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints received by Compellent regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing, upon completion of the audit, the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission, or the SEC, the quarterly financial statements and our disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports.

Our Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our current Audit Committee are independent (as independence is currently defined by NYSE listing standards). Our Board has also determined that Messrs. Wehrwein and Williams qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. Wehrwein and Williams’ level of knowledge and experience based on a number of factors, including their formal education and experience as Chief Financial Officers for public reporting companies and Mr. Wehrwein’s status as a certified public accountant (inactive). In addition to our Audit Committee, Mr. Wehrwein also serves on the Audit Committees of Image Sensing Systems, Inc., Synovis Life Technologies, Inc., Uroplasty, Inc. and Vital Images, Inc., each of which are publicly traded companies. Our Board has determined that this simultaneous service does not impair Mr. Wehrwein’s ability to effectively serve on our Audit Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009 with management of Compellent. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm regarding the independent registered public accounting firm’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with the independent registered public accounting firm its independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Compellent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Sven A. Wehrwein (Chair)
Sherman L. Black
Duston M. Williams

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2009 and 2008, by Grant Thornton LLP, our independent registered public accounting firm.

	Year Ended
	December 31,	December 31,
	2009	2008

Audit Fees(1)	$276,119	$269,791
Audit-Related Fees(2)	9,365	12,938
Tax Fees(3)	172,705	46,117
All Other Fees(4)	—	—

Total Fees	$458,189	$328,846

(1)	Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of our year-end financial statements and a review of the interim financial statements included in our quarterly reports, registration statements on Forms S-3 and S-8 and consents and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. Consists of fees billed for professional services rendered for the audit of our 401(k) plan.

(3)	Tax Fees. These services included federal and state tax compliance, tax planning and tax advice during 2009 and 2008.

(4)	All Other Fees. Grant Thornton LLP did not provide any such products or services to us during 2009 and 2008.

In 2009 and 2008, all fees described above were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The policy generally requires Audit Committee pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may also be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. Our management has limited authority to engage Grant Thornton LLP to perform limited services without Audit Committee pre-approval.

The Audit Committee has determined that the rendering of services other than audit services by Grant Thornton LLP is compatible with maintaining their independence.

Compensation Committee

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers;

•	evaluating and approving the compensation plans and programs advisable for Compellent, as well as evaluating and approving the modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers;

•	evaluating the efficacy of our compensation policy and strategy in achieving expected benefits to Compellent and otherwise furthering the Committee’s policies; and

•	reviewing with management our Compensation Discussion and Analysis and considering whether to recommend that it be included in our proxy statements and other filings.

All the members of our Compensation Committee are independent (as independence is currently defined in NYSE listing standards).

In 2009, our Compensation Committee engaged Compensia, Inc., or Compensia, a national executive compensation consulting firm, to conduct market research and analysis on our outside director compensation program and our various executive positions. Compensia was engaged to assist the Committee in developing appropriate compensation plans for our outside directors and incentive plans for our executives, each on an annual basis. Compensia provided the Committee with advice and ongoing recommendations regarding material executive compensation decisions and reviewed compensation proposals of management.

Compensation Committee Interlocks and Insider Participation

In 2009, our Compensation Committee consisted of three directors: Messrs. Beeler, Spreng and Wehrwein. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Compellent’s Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors of Compellent (consistent with criteria approved by our Board);

•	reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of our Board;

•	assessing the performance of management and our Board; and

•	developing a set of corporate governance principles for Compellent.

All members of our Nominating and Corporate Governance Committee are independent (as independence is currently defined in the NYSE listing standards).

Board Member Qualifications

Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Compellent, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of

Compellent and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers age, skills, and such other factors as it deems appropriate given the current needs of the Board and Compellent, to ensure the Board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Compellent during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Compellent Technologies, Inc., Attn: Corporate Secretary, 7625 Smetana Lane, Eden Prairie, Minnesota 55344 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Communications With Our Board Of Directors

Our Board has adopted a formal process by which any interested party, including our stockholders, may communicate with the Board or any of its directors. Interested parties who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Compellent Technologies, Inc. at 7625 Smetana Lane, Eden Prairie, Minnesota 55344. These communications will be reviewed by the Chair of the Audit Committee, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by the Board, including a majority of our independent directors.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (which includes code of ethics provisions applicable to our chief executive officer, chief financial officer, principal accounting officer, controller and persons performing similar functions) is available on our website at www.compellent.com, under the “Investors — Corporate Governance” tab and is available in print upon a request to Compellent Technologies, Inc., Attn: Corporate Secretary, 7625 Smetana Lane, Eden Prairie, Minnesota 55344. The contents of our website are not part of this proxy statement. If we make any amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at the address and the location specified above.

Corporate Governance Guidelines

Our Board adopted Corporate Governance Guidelines to assure that the Board and its Committees will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees. The Corporate Governance Guidelines may be viewed at www.compellent.com, under the “Investors — Corporate Governance” tab and is available in print upon a request to Compellent Technologies, Inc., Attn: Corporate Secretary, 7625 Smetana Lane, Eden Prairie, Minnesota 55344. The contents of our website are not part of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Compellent. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were completed timely.

Director Compensation

2009 Director Compensation

In 2009, our non-employee directors (other than Messrs. Black and Roberg who joined the Board in July 2009 and April 2010, respectively) received the following annual compensation pursuant to the non-employee director compensation arrangement approved by the Board in February 2009:

•	The non-employee members of the Board each received annual cash compensation in the amount of $20,000 per year.

•	The Chairperson of the Audit Committee received additional annual cash compensation in the amount of $24,000 per year. Each other member of the Audit Committee received additional annual cash compensation in the amount of $6,000 per year.

•	The Chairperson of the Compensation Committee received additional annual cash compensation in the amount of $11,000 per year. Each other member of the Compensation Committee received additional annual cash compensation in the amount of $3,500 per year.

•	The Chairperson of the Nominating and Corporate Governance Committee received additional annual cash compensation in the amount of $5,500 per year. Each other member of the Nominating and Corporate Governance Committee received annual cash compensation in the amount of $1,500 per year.

•	The non-employee directors were also eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

All sums referenced above were payable on a quarterly basis.

In February 2009, our Board also approved a stock option grant for each non-employee director (other than Messrs. Black and Roberg who were not on our Board at such time) to purchase 14,730 shares of our common stock at an exercise price equal to the closing price of Compellent common stock on the date of grant as reported by the New York Stock Exchange Arca, or $13.43 per share. The shares subject to this stock option vest 1/36th per month over a three year period. Vesting is contingent upon the non-employee director’s continued service. If a non-

employee director’s service terminates immediately prior to or within 12 months following a specified change-in-control transaction, the non-employee director may exercise the stock option for a period of 12 months following the effective date of such a transaction. The stock option term may also be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its original term. If a non-employee director is required to resign his position as a condition of a change-in-control transaction or is removed as a director in connection with a change-in-control transaction, the unvested portion of the stock option shall vest in full. In the event of certain significant corporate transactions, if the surviving or acquiring entity or its parent elects not to assume, continue or substitute such stock options, then such stock options shall accelerate in full prior to the effective time of such corporate transaction and such stock options shall terminate if not exercised at or prior to the effective time of the corporate transaction.

Effective July 30, 2009, our Board appointed Sherman L. Black to fill a vacancy on the Board. In connection with his appointment to the Board, Mr. Black was granted a stock option to purchase 31,362 shares of our common stock at an exercise price equal to the closing price of Compellent common stock on the date of grant as reported by the New York Stock Exchange, or $16.48 per share. The shares subject to this stock option vest as to 1/36th of the shares underlying the option award per month over a three year period. Vesting is contingent upon Mr. Black’s continued service. The stock option contains the same terms as described above with respect to the stock option grants to our other non-employee directors made in February 2009. In addition, Mr. Black received cash compensation consistent with the non-employee director compensation arrangement described above but pro rated to reflect a partial year of service as a director.

2009 Director Compensation Table

The following table shows for the year ended December 31, 2009 certain information with respect to the compensation of our non-employee directors:

	Fees Earned	Option
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)

Charles Beeler	$32,500	$90,000	$122,500
Sherman L. Black(2)	11,667	250,000	261,667
Neel Sarkar(3)	18,375	90,000	108,375
R. David Spreng	26,667	90,000	116,667
Sven A. Wehrwein	47,500	90,000	137,500
Duston M. Williams	26,000	90,000	116,000

(1)	This column represents the grant date fair value calculated in accordance with FASB ASC Topic 718,” Share-Based Payment” for stock options granted to each of our non-employee directors in 2009 excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 8 “Stock-Based Compensation” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 5, 2010, which identifies assumptions made in the valuation of option awards and is incorporated herein by reference.

(2)	Mr. Black was appointed to our Board of Directors effective July 30, 2009.

(3)	Mr. Sarkar resigned from our Board of Directors effective July 30, 2009.

The following table sets forth the total number of shares subject to options outstanding as of December 31, 2009 for each non-employee director:

Total Shares Subject to
Outstanding Option
Awards at
Name	December 31, 2009 (#)

Charles Beeler	74,990
Sherman L. Black(1)	31,362
R. David Spreng	74,990
Sven A. Wehrwein	74,990
Duston M. Williams	57,465

(1)	Mr. Black was appointed to our Board of Directors effective July 30, 2009.

2010 Compensation of Directors

In February 2010, our Board approved the annual compensation arrangement for our non-employee directors, effective as of January 1, 2010:

•	The non-employee members of the Board shall each receive annual cash compensation in the amount of $25,000 per year.

•	The Chairperson of the Audit Committee shall receive additional annual cash compensation in the amount of $24,000 per year. Each other member of the Audit Committee shall receive annual cash compensation in the amount of $10,000 per year.

•	The Chairperson of the Compensation Committee shall receive annual cash compensation in the amount of $11,000 per year. Each other member of the Compensation Committee shall receive annual cash compensation in the amount of $5,000 per year.

•	The Chairperson of the Nominating and Corporate Governance Committee shall receive annual cash compensation in the amount of $5,500 per year. Each non-chairperson member of the Nominating and Corporate Governance Committee shall receive annual cash compensation in the amount of $2,500 per year.

•	The non-employee directors are also eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

All sums referenced above are payable on a quarterly basis.

In February 2010, our Board also approved a stock option grant for each non-employee director (other than Mr. Roberg who was not yet a member of our Board) to purchase 11,236 shares of our common stock at an exercise price equal to the closing price of Compellent common stock on the date of grant as reported by the New York Stock Exchange, or $15.74 per share. The shares subject to this stock option vest 1/24th per month over a two year period. Vesting is contingent upon the non-employee director’s continued service. If a non-employee director’s service terminates immediately prior to or within 12 months following a specified change-in-control transaction, the non-employee director may exercise the stock option for a period of 12 months following the effective date of such a transaction. The stock option term may also be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its original term. If a non-employee director is required to resign his position as a condition of a change-in-control transaction or is removed as a director in connection with a change-in-control transaction, the unvested portion of the stock option shall vest in full. In the event of certain significant corporate transactions, if the surviving or acquiring entity or its parent elects not to assume, continue or substitute such stock options, then such stock options shall accelerate in full prior to the effective time of such corporate transaction and such stock options shall terminate if not exercised at or prior to the effective time of the corporate transaction.

Effective April 12, 2010, our Board appointed Kevin L. Roberg to the Board. In connection with his appointment to the Board, Mr. Roberg was granted a stock option, whose fair value on the date of grant was

$250,000, to purchase shares of our common stock at an exercise price equal to the closing price of Compellent common stock on the date of grant as reported by the New York Stock Exchange. The shares subject to this stock option vest as to 1/36th of the shares underlying the option award per month over a three year period. Vesting is contingent upon Mr. Roberg’s continued service. The stock option contains the same terms as described above with respect to the stock option grants to our other non-employee directors made in February 2010. In addition, Mr. Roberg will receive cash compensation consistent with the non-employee director compensation arrangement described above but pro rated to reflect a partial year of service as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our President and Chief Executive Officer, our Chief Financial Officer, and our three other executive officers who were the most highly compensated executive officers of Compellent Technologies, Inc., or the Named Executive Officers, as of December 31, 2009. These individuals are:

•	Philip E. Soran, Chairman, President and Chief Executive Officer;

•	John R. Judd, Chief Financial Officer;

•	John P. Guider, Chief Operating Officer;

•	Lawrence E. Aszmann, Chief Technology Officer and Secretary; and

•	Brian P. Bell, Vice President, Worldwide Sales

In this Compensation Discussion and Analysis, Compellent Technologies, Inc, is referred to as “our,” “us,” “we,” or “the Company.”

Our Compensation Philosophy

Our executive compensation program is shaped by the competitive market for executives in the network storage industry and at other public and private technology companies. We believe that our executives’ compensation should be competitive with the organizations with which we compete for talent. Consequently, we have designed our executive compensation program to achieve the following objectives:

•	to attract and engage highly-qualified, experienced and dedicated executives to manage and operate all aspects of our business in an industry characterized by fierce competitiveness, rapid growth, and a challenging and dynamic business environment;

•	to motivate and reward these executives fairly;

•	to retain those executives who continue to meet our high expectations and support the achievement of our business objectives;

•	to be affordable within the parameters of our annual operating plan; and

•	to be fairly and equitably administered.

Consistent with this philosophy, we primarily used base salary, performance-based and equity compensation to reward our Named Executive Officers for helping us achieve our financial performance objectives and overall corporate strategic objectives during 2009.

How We Determine Compensation

The Competitive Marketplace

The market for experienced executives is highly competitive in the network storage industry. Since our inception in 2002, we have sought to recruit the most highly-qualified, experienced, and dedicated executives to manage our business. In doing so, we have drawn upon a talent pool that is highly sought after by both large, established technology companies in our geographic area and by other companies in the network storage industry that are in developmental or early stage phases. The competition for executives with the requisite management, research and development and technical skills in the network storage industry is fierce across our sector and we expect it to remain high for the foreseeable future.

Compensation Committee

The Compensation Committee of our Board of Directors, or the Committee, oversees and administers our executive compensation program and approves executive compensation decisions. During 2009, the Committee took the following actions to ensure that our executive compensation program was consistent with our compensation philosophy:

•	evaluated our compensation practices and philosophy and assisted in developing and formalizing the executive compensation program for 2009;

•	engaged Compensia to serve as a compensation consultant to provide the Committee with current information as to the comparative landscape for executive compensation;

•	maintained its practice, in accordance with the applicable listing standards of NYSE, of prospectively reviewing the performance and determining the compensation earned, paid, or awarded to our President and Chief Executive Officer independent of input from him; and

•	maintained its practice, in accordance with the applicable listing standards of NYSE, to review on an annual basis the performance of our other executives with assistance from our President and Chief Executive Officer and determine the appropriate total compensation for each of them.

Compensation Consultant

Since December 2007 and following our initial public offering, the Committee has retained Compensia, Inc., or Compensia, a national executive compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the Committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Prior to retaining Compensia, we did not use market data to set targeted or actual compensation for its executives. Other than the work they perform for the Committee, Compensia does not provided any consulting services to us.

In 2009, Compensia provided the Committee with two data sources for use in evaluating and determining executive compensation. The first data source was an executive compensation survey utilizing compensation data from a blend of unnamed high technology companies with comparable revenue in the prior fiscal year and comparable expected revenue for the subsequent fiscal year, or the Broad High-Tech Survey. The second data source was a compilation of public data gathered by Compensia from a group of specific comparable high technology companies, or the Peer Survey. Companies in the Peer Survey included:

• 3PAR Inc.	• FalconStor Software, Inc.
• Acme Packet, Inc.	• Isilon Systems, Inc.
• Aruba Networks, Inc.	• Netezza Corporation
• BladeLogic, Inc.	• Riverbed Technology, Inc.
• CommVault Systems, Inc.	• Starent Networks, Corp.
• Data Domain, Inc.	• Sycamore Networks, Inc.
• Double-Take Software, Inc.	• Veraz Networks, Inc.
• Echelon Corporation

Compensia provided the Committee with a comparative assessment for each named executive officer’s base salary and performance-based compensation (collectively the total target cash compensation opportunity) and equity compensation levels based on a combination of the Broad High-Tech Survey and Peer Survey data, or the Comparative Framework, at the 25th percentile, the 50th percentile and the 75th percentile for the three major components of the Company’s compensation program discussed below. These percentiles were not used to mechanically set compensation levels, rather they were used to provide the Committee with comparative data points in order to evaluate whether the proposed compensation levels for the Named Executive Officers were reasonably likely to help the Company achieve its compensation program objectives.

Ongoing Compensation Decisions

Each year, the Committee conducts an annual review of the aggregate level of our executives’ compensation, as well as the mix of compensation elements. The Committee has not adopted any formal guidelines for allocating total compensation between cash and equity components. Instead, in determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our annual and long-term objectives, the Committee relies on its judgment about each executive rather than adopting a formulaic approach to compensatory decisions which, it believes, would be too narrowly responsive to short-term changes in business performance. The Committee also does not use a fixed weighting system between compensation elements for each executive. Rather, the Committee reviews each element of the Named Executive Officers’ compensation, as well as the total compensation received by the Named Executive Officers, against the Comparative Framework to ensure that the Named Executive’s Officers’ compensation is in line with the compensation received by executives in comparative positions in the Comparative Framework. Within this general context, the Committee considers each Named Executive Officer’s responsibilities and experience level and reviews the Named Executive Officer’s total compensation including:

•	current and past base salary;

•	target and actual performance-based compensation in the previous year;

•	total equity holdings;

•	compensation paid and awarded to executive officers in similar positions at comparable companies; and

•	the relative balance between guaranteed and performance compensation with respect to total cash compensation.

Historically, and during 2009, the Committee has taken into account input from other independent members of our Board of Directors based on their general work experience and their experience with companies in their investment portfolio (when applicable). The Committee also factors in the compensation practices in the Company’s specific geographical area to ensure that our executives’ compensation, both in terms of targeted total cash compensation, as well as the mix and amounts of individual compensation elements, is competitive within our industry.

The Committee also works with our President and Chief Executive Officer to ensure that our executives are compensated in accordance with our compensation philosophy. Typically, the Committee meets following the end of the fiscal year to evaluate the performance of each of our executives (including our President and Chief Executive Officer), to discuss the President and Chief Executive Officer’s recommendations (except with respect to his compensation), and then to make its preliminary decisions, in its sole discretion, relying principally on industry data (as described above) as well as on its members’ own experience as investors and directors of similarly-situated network storage and other technology companies. After the Committee has finalized its decisions, they review and approve all of our compensation policies, including the base salaries, annual incentive compensation awards, and equity compensation awards for our executives.

During 2009, our President and Chief Executive Officer proposed base salary adjustments and target annual incentive compensation payments (except with respect to his own compensation) to the Committee for its consideration for the Named Executive Officers other than himself. He also played a key role in establishing the performance targets under our annual incentive plan.

Compensation Elements and 2009 Determinations

For 2009, the compensation of our executives, including the Named Executive Officers, consisted of the following elements:

Base Salary

The base salaries of our Named Executive Officers are established based on the scope of their responsibilities, historical performance, and individual experience. Base salaries are reviewed annually, and adjusted each year as the Committee deems necessary and appropriate. Generally, salary adjustments are effective on January 1st of each year. We have not and do not intend to apply specific formulas to determine base salary adjustments. While the Committee does not set a specific target or range of base salary as a percentage of total cash compensation, the Committee believes that performance based incentives should be a meaningful component of total cash compensation. Therefore, the Committee generally establishes higher performance-to-base compensation ratios (that is, emphasized performance based compensation more strongly than guaranteed compensation) than companies in the Comparative Framework.

In establishing the 2009 base salaries of our Named Executive Officers the Committee reviewed the total cash compensation payable and base compensation payable to executives in the Comparative Framework. Unlike 2008, the Committee felt that the existing base salaries of each of the Named Executive Officers were generally competitive with the market for executives in comparable positions in the Comparative Framework based on each Named Executive Officer’s level of responsibility and experience level and that substantial increases to the Named Executive Officers’ base salaries were not necessary.

As a result, the Committee took the following actions with respect to our Named Executive Officers:

	2008	2009
	Annual	Annual	Percentage
	Salary	Salary	Increase
Named Executive Officer	($)	($)	(%)

Philip E. Soran	$320,000	$325,000	2%
John R. Judd	225,000	240,000	7
John P. Guider	275,000	280,000	2
Lawrence E. Aszmann	230,000	235,000	2
Brian P. Bell	210,000	220,000	5

The Committee increased each of Messrs. Soran, Guider and Aszmann’s 2009 base salary by $5,000, or 2%, from their 2008 levels to reflect cost of living increases. The Committee increased Mr. Judd’s 2009 base salary by $15,000, or 7%, from its 2008 level, and Mr. Bell’s 2009 base salary by $10,000, or 5%, from its 2008 level. The increases to Messrs. Judd and Bell’s base salaries were provided to reflect cost of living increases and to bring each executive’s base salary better in line with the executives in comparable positions in the Comparative Framework.

Annual Incentive Compensation

The Committee has the authority to make cash incentive awards to our Named Executive Officers to reward the achievement of annual performance objectives. Typically, these awards are intended to compensate our Named Executive Officers for achieving financial objectives based on corporate objectives and other value-creating objectives with a time horizon of one year or less. Generally, awards are paid in the first quarter of each fiscal year for the prior fiscal year’s performance.

2009 Management Incentive Plan

In February 2009, the Committee, upon the recommendation of our President and Chief Executive Officer (except with respect to his own compensation), established individual target annual incentive compensation award opportunities for each of our Named Executive Officers under our 2009 Management Incentive Plan, or the 2009 Incentive Plan. These target award opportunities were determined based on a variety of factors, including the position and functional role, scope of responsibilities, and total compensation of each Named Executive Officer, and ranged from 40% to 92% of the respective Named Executive Officer’s annual base salary (excluding commissions). The Committee reviewed these target award opportunities against the performance based awards of comparable executives in the Comparative Framework and in light of the total cash compensation the Named Executive Officers would receive if the Named Executive Officers earned the target award opportunities. Consistent with its past practice and its emphasis on performance based incentives, the Committee set target award opportunities that were generally a higher percentage of the Named Executive Officers’ annual base salaries than companies in the Comparative Framework.

The target award opportunities for our Named Executive Officers, other than Mr. Bell, were weighted between financial (80%) and management (20%) objectives based on each Named Executive Officer’s anticipated contribution to our performance in 2009. The Committee, upon the recommendation of our President and Chief Executive Officer, selected a revenue target of $141.5 million, or the Revenue Target, and GAAP net income, as adjusted to exclude share-based compensation expenses pursuant to FASB ASC Topic 718, or Non-GAAP Net Income, of $6.8 million, or the Profitability Target, as the financial objectives under the 2009 Incentive Plan. The Committee altered the weighting of Mr. Bell’s target award opportunity based on his ability to participate in a commission sales arrangement, so as to balance his compensation between objectives. The Company’s audited financial statements for 2009 were used as the basis to determine the level of revenue achieved against the Revenue Target and for the achievement of the Profitability Target for purposes of the 2009 Incentive Plan.

For 2009, the target annual incentive compensation award opportunities and weightings for our Named Executive Officers were as follows:

	Financial Objectives		Management	Target Cash
Named Executive Officer	Revenue Target (%)	Profitability Target (%)	Objectives (%)	Payment ($)

Philip E. Soran	60%	20%	20%	$300,000
John R. Judd	60	20	20	115,000
John P. Guider	60	20	20	170,000
Lawrence E. Aszmann	60	20	20	95,000
Brian P. Bell(1)	25	50	25	100,000

(1)	Mr. Bell was also eligible to receive an additional cash payment pursuant to the Company’s commission sales arrangement.

In February 2009, the Committee also set a threshold revenue target for 2009 at 75% of the Revenue Target, or the Threshold, for the award of a portion of the target annual incentive compensation award allocated to the Revenue Target. If the Company’s revenue was less than the Threshold, the Named Executive Officers would not have received any portion of their target annual incentive compensation award opportunity allocated to the Revenue Target. The threshold award with respect to the financial objective that a Named Executive Officer could receive pursuant to the 2009 Incentive Plan was 3% of his target annual incentive compensation award opportunity associated with the achievement of the Threshold. To provide a way for the Committee to recognize a truly exceptional individual contribution, there was no defined maximum payment for the annual incentive compensation award attributable to the revenue portion of the financial objective or the management objectives.

After considering the substantial challenges facing the U.S. economy during all of 2009 and reviewing the Company’s financial performance to date in the context of the current economy, the Committee began to consider an amendment to the 2009 Incentive Plan in the summer of 2009 and determined in November 2009 to amend the 2009 Incentive Plan to adjust (I) the Profitability Target achievement methodology and (ii) the Revenue Target and the Threshold at which our Named Executive Officers were eligible to receive a portion of their target annual incentive compensation award under the 2009 Incentive Plan attributable to the Revenue Target in order to incentivize the Named Executive Officers and management to continue to build stockholder value. There was no change to the 2009 target cash incentive compensation or the relative weightings of the financial and management objectives when the 2009 Incentive Plan was amended.

Under the original 2009 Incentive Plan our Named Executive Officers needed to achieve 100% of the Profitability Target performance criteria in order to receive the target cash incentive compensation allocated to this criteria. The Committee determined not to change the original Profitability Target, rather the Committee determined that upon achievement of 54% of the Profitability Target performance criteria the Named Executive Officers would be eligible to receive 54% of the target cash incentive compensation allocated to this criteria. Upon achievement of each additional 1% of such criteria, the Named Executive Officers would be eligible to receive an additional 1% of the target cash incentive compensation allocated to this criteria up to 100%.

In November 2009, the Committee also determined to adjust the Revenue Target and Threshold at which the Named Executive Officers were eligible to receive a portion of their target cash incentive compensation under the 2009 Incentive Plan attributable to the Revenue Target. The Revenue Target was amended from $141.5 million to $130.2 million and the Threshold was amended from 75% to 81% of the Revenue Target. The threshold award with respect to the financial objective that a Named Executive Officer could receive pursuant to the 2009 Incentive Plan was originally 3% of his target annual incentive compensation award opportunity associated with the achievement of the Threshold and was subsequently amended to 2.76% of his target annual incentive compensation award opportunity.

In connection with determining the annual incentive compensation awards in February 2010, the Committee further revised the Profitability Target (or non-GAAP net income) under the 2009 Incentive Plan to exclude expenses related to income tax provisions for 2009. The Committee determined that this revision was necessary in order to compensate the Named Executive Officers for the Company’s strong financial performance and achievement of profitability on an annual basis in 2009. Prior to the February 2010 amendment, the Profitability Target under the 2009 Incentive Plan excluded only share-based compensation pursuant to ASC Topic 718.

The Committee views the annual incentive compensation awards as a reward for exceptional performance. Accordingly, the Committee generally sets the target performance level for the financial objective at a level that would only be achieved if Compellent continued to substantially improve on its past levels of performance, and if our executives performed at very high levels. As a result, we believed the Revenue Target and Profitability Target would be difficult to reach but would be attainable with significant effort. In 2006 (the first year in which we had a similar type of plan in place), the financial objective was exceeded, which was a bookings number, and our Named Executive Officers were paid between 110% to 120% of their target award amounts. In 2007, 70% of the financial objective, which was a revenue target, was achieved and our Named Executive Officers were paid 70% of their target annual incentive compensation award opportunity allocated to the financial objective. In 2008, our Named Executive Officers earned in the aggregate 80% of the target award opportunity, under the financial objectives portion of the 2008 Management Incentive Plan, which included a revenue and profitability target. Since our actual financial performance in any given fiscal year is dependent on a variety of conditions and factors, including our size and operating history relative to our competitors, the fierce competitive environment for customers, and the overall financial climate in the United States, the Committee believed that meeting our Revenue Target and Profitability Target for the year would present a significant challenge for our executives, but would not entail taking inappropriate risks. The Committee further believed that the financial objective under the 2009 Incentive Plan would be difficult to achieve as it represented a significant increase over our actual 2008 performance and required a high level of execution and performance by our Named Executive Officers in order to receive the full target incentive compensation award.

Further, under the 2009 Incentive Plan, if any of the Company’s financial statements are required to be restated resulting from errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of a cash payment under the 2009 Incentive Plan if the financial results of the Company for the year ended December 31, 2009 are negatively affected by such restatement. The amount to be recovered from the executive shall be the amount by which a cash payment exceeded the amount that would have been payable to the participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the cash payment) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law.

Financial Objectives

Under the 2009 Incentive Plan, as amended, our Named Executive Officers became eligible for that portion of their incentive compensation allocated to the Revenue Target on a tiered scale as follows:

•	2.76% of their target annual incentive compensation award opportunity allocated to the Revenue Target for every $1.3 million in revenue above the Threshold of $105.5 million and up to $112.0 million;

•	4.25% of their target annual incentive compensation award opportunity allocated to the Revenue Target for every $1.3 million in revenue above $112.0 million up to $119.8 million;

•	12.28% of their target annual incentive compensation award opportunity allocated to the Revenue Target for every $1.3 million in revenue above $119.8 million up to $125.0 million;

•	2.90% of their target annual incentive compensation award opportunity allocated to the Revenue Target for every $1.3 million in revenue above $125.0 million up to $130.2 million; and

•	6.00% of their target annual incentive compensation award opportunity allocated to the Revenue Target for every $1.3 million in revenue above $130.2 million.

Additionally, our Named Executive Officers were eligible to receive 20% of their target annual incentive compensation award if the Company achieved the Profitability Target, paid on a tiered scale where, upon achievement of 54% of the Profitability Target performance criteria, the Named Executive Officers would become eligible to receive 54% of the target cash incentive compensation allocated to this criteria. Upon achievement of each additional 1% of such criteria, the Named Executive Officers were eligible to receive an additional 1% of the target cash incentive compensation allocated to this criteria up to 100%.

For 2009, we recognized revenue of $125.3 million and achieved positive Non-GAAP Net Income of $5.7 million, and as a result, our Named Executive Officers earned the following amounts, which represented in the aggregate 80% of the target award opportunity, under the financial objectives portion of the 2009 Incentive Plan:

	Actual Cash Incentive	Actual Cash Incentive
	Payment for Revenue	Payment for Profitability
Named Executive Officer	Target ($)	Target ($)

Philip E. Soran	$159,131	$49,938
John R. Judd	61,000	19,143
John P. Guider	90,174	28,298
Lawrence E. Aszmann	50,391	15,814
Brian P. Bell	22,101	41,615

Management Objectives

In February 2010, the Committee evaluated our Named Executive Officers’ performance to make its decisions about the remainder of the annual incentive compensation awards payable under the 2009 Incentive Plan. These awards were based on a thorough review of Company performance, as well as consideration of the Named Executive Officers’ performance against the following management objectives:

•	achievement of revenue growth and profitability on an annual basis;

•	achievement of improved gross margins and enhanced product mix;

•	delivery of product releases to the market on time with high quality;

•	achievement of other business objectives, including hiring goals, implementation of systems infrastructure, expense management, and high customer satisfaction;

•	efficiency of cash usage; and

•	progress against the Company’s strategic plans.

While, generally, the Committee considered the Named Executive Officers as a group on the basis of their performance against these objectives, under the 2009 Incentive Plan it also had the discretion to consider and weigh each executive’s individual contribution to the achievement of the objectives and his personal impact on the business and to increase or decrease the portion of the executive’s award based on this assessment. The Committee exercised this discretion with respect to the 2009 Incentive Plan in recognition of the contribution of each Named Executive Officer to our business, including executing on Compellent’s business plan in a challenging macro-economic environment, by compensating each Named Executive Officer at a range between approximately 132% and 174% of their target award opportunity for the achievement of the management objectives under the 2009 Incentive Plan, with actual award amounts ranging between approximately $30,000 and $90,000.

The Committee determined that our executives had exceeded the management objectives under the 2009 Incentive Plan, based, in part, on the following:

•	revenue grew to $125.3 million, up 37.8% from $90.9 million in 2008;

•	net income was $4.8 million in 2009 compared to a net loss of $416,000 in 2008;

•	improved our gross margins by 0.4% from 53.8% in 2008 to 54.2% in 2009;

•	grew our cash position to $123.8 million;

•	delivered multiple new software and hardware features throughout 2009;

•	managed entry into larger enterprise environments successfully;

•	delivered high levels of customer satisfaction;

•	hired 97 additional people in 2009;

•	added over 500 new customers in 2009;

•	successfully completed a secondary offering;

•	developed new corporate positioning; and

•	improved cash flow from operations.

Compellent would not have achieved the results of 2009 without high levels of performance from each of our Named Executive Officers. More specifically, Mr. Soran exceeded goals relating to strategic management of the business, increasing business momentum, management of inside and outside advisors and the recruitment of an outside member of the board of directors. Mr. Judd exceeded goals relating to expense management, financial forecasting, organizational management, implementation of internal controls for compliance with the Sarbanes-Oxley Act of 2002 and progress against other public company management initiatives. Mr. Guider exceeded goals relating to engineering management and hiring, product deliverables and timelines and product development and manufacturing strategies. Mr. Aszmann exceeded goals relating to technology leadership, product deliverables and timelines, cross-organization coordination, patent prosecution and implemented next steps on our disaster recovery plan. Mr. Bell exceeded goals related to channel partner development, gross margin, total services revenue, sales management and hiring, strategic planning and cross-organization coordination.

As a result, our Named Executive Officers were paid the following amounts under the management objectives portion of the 2009 Incentive Plan:

Cash Incentive
Payment
Named Executive Officer	($)(1)

Philip E. Soran	$90,000
John R. Judd	40,000
John P. Guider	45,000
Lawrence E. Aszmann	30,000
Brian P. Bell	36,000

(1)	For purposes of the “Summary Compensation Table” below the portion of each Named Executive Officers’ cash incentive payment attributable to the management objectives portion of the 2009 Incentive Plan in excess of the target amount is characterized as a bonus.

Under the 2009 Incentive Plan, the Committee retained the discretion to increase, reduce, or eliminate annual incentive compensation awards or make awards even if the financial or management objectives are not achieved. As described above, the Committee exercised this discretion with respect to the 2009 Incentive Plan to increase the amounts payable for the achievement of the management objectives portion of the plan for each of our Named Executive Officers.

Commission Sales Plan

Mr. Bell, our Vice President, Worldwide Sales, also participates in a commission sales plan whereby he receives cash compensation on a monthly basis in an amount determined by the dollar amount of the Company’s monthly sales. The commission plan is intended to directly tie Mr. Bell’s compensation to the Company’s sales results. Pursuant to the commission sales plan, Mr. Bell receives a base commission amount on a monthly basis calibrated to match a pre-determined baseline monthly sales amount. The commission amount Mr. Bell receives increases or decreases if the Company’s actual monthly sales are above or below the monthly baseline amount. In 2009, Mr. Bell earned $144,304, pursuant to the commission sales plan, which is characterized as non-equity plan incentive compensation in the “Summary Compensation Table.”

Discretionary Bonuses

The Committee has the authority to award discretionary bonuses to our Named Executive Officers from time to time. The Committee did not award any discretionary bonuses to any of the Named Executive Officers in 2009.

Long-Term Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our Named Executive Officers through the use of equity-based awards. Our equity compensation plans have been established to provide our employees, including our Named Executive Officers, with incentives to help align their interests with the interests of our stockholders. The Committee believes that the use of equity and equity-based awards offers the best approach to achieving our overall compensation goals. Throughout our history, the Committee has used stock options as its sole long-term equity incentive award. The Named Executive Officers will not recognize any value from such stock options unless our stock price increases over the exercise price of the stock options.

Typically, the Committee makes decisions with respect to the grant of stock options to our Named Executive Officers, taking into consideration the recommendations of our President and Chief Executive Officer (except with respect to his own compensation). In February 2009, in connection with the Committee’s annual review of the Named Executive Officers’ performance for the prior year and in establishing compensation for 2009, the

Committee granted stock option awards to our Named Executive Officers. The exercise price of each of the stock option grants is equal to the closing price of our common stock on the date of grant as reported by the New York Stock Exchange Arca, or $13.43 per share. The awards vest over a period of four years in equal monthly installments. In determining the equity awards for 2009, the Committee considered the following:

•	the desire to continue providing long-term incentives to the Named Executives Officers;

•	past individual and Company performance and expected future contribution;

•	the retention value of unvested stock and stock options held by each Named Executive Officer;

•	estimated value of the awards compared with equity awards offered to executives in similar positions by companies within and outside the Company’s industry; and

•	a comparative assessment of each Named Executive Officer’s relative equity holdings.

The following table sets forth the number of shares of each stock option awarded to the Named Executive Officers on February 17, 2009:

Stock Option
Named Executive Officer	Number of Shares(#)

Philip E. Soran	143,207
John R. Judd	65,466
John P. Guider	69,558
Lawrence E. Aszmann	65,466
Brian P. Bell	65,466

While the Committee does not target a specific percentile within the Comparative Framework for equity compensation, the Committee does strive to award equity compensation that is between the 50th and 75th percentiles in the Comparative Framework based on the Named Executive Officer’s role, level of responsibility and experience level, as the Compensation Committee believes that there should be a strong variable compensation component to a Named Executive Officer’s compensation. Each of the stock option grants set forth above reflects this objective.

The Compensation Committee granted Messrs. Soran, Guider and Aszmann, each of whom are founders of the Company, stock options with an approximate Black-Scholes value of $875,000 (143,207 shares of common stock), $425,000 (69,558 shares of common stock) and approximately $400,000 (65,466 shares of common stock), respectively. In determining the size of these awards, in addition to the Competitive Framework, the Compensation Committee considered the importance of their ongoing roles at the Company and the desire to continue incentivizing them over the long-term and have their ownership stake in the Company continue to increase over time. The Compensation Committee granted Mr. Judd a stock option with a Black-Scholes value of approximately $400,000 (65,466 shares of common stock). In determining the size of the award, the Compensation Committee considered Mr. Judd’s strong performance in 2009. The Compensation Committee granted Mr. Bell a stock option with a Black-Scholes value of approximately $400,000 (65,466 shares of common stock). In determining the size of the award, the Compensation Committee considered Mr. Bell’s strong overall performance in 2009.

We have not adopted stock ownership guidelines, and, other than for our co-founders, our equity compensation plans have provided the primary means for our Named Executive Officers to acquire equity or equity-based interests in Compellent.

Equity Award Practices

In November 2007, the Committee adopted an equity awards policy, or Equity Awards Policy, that requires us to grant equity awards in accordance with certain guidelines. In accordance with this policy, the exercise price for all equity awards will be the “Fair Market Value” of our common stock as determined in accordance with the terms of our 2007 Equity Incentive Plan, which is the closing market price for our common stock as reported on the NYSE on the grant date.

New Hire Grants

Pursuant to the Equity Awards Policy, the Committee has delegated to either Mr. Soran, our President and Chief Executive Officer, or Mr. Guider, our Chief Operating Officer, the authority to grant stock options to new hires who are not persons subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or the Excluded Persons, and Mr. Soran the authority to grant stock options to Excluded Persons on a quarterly basis to reward exceptional performance. With respect to the new hire grants, these options must be granted on the date on which each such employee commences employment with us, regardless of whether a blackout period under our insider trading policy is in effect, and, with respect to the quarterly grants, on the date approved by Mr. Soran. In practice, the quarterly awards are granted once a quarter on the third day following our most recent earnings release. New hire grants to Excluded Persons must be approved by the Committee at a meeting of the Committee or through action by unanimous written consent and may only be made when a blackout period under our insider trading policy is not in effect. No employee may be granted an equity award with a grant date prior to date that such person commenced employment with us.

Annual Grants

Pursuant to the Equity Awards Policy, annual equity awards for executive officers must generally be approved by the Committee at a regular meeting of the Committee. Such annual equity awards will be granted on the third business day following the public release of our prior fiscal year financial results, which generally occurs in the second week of February of each year, regardless of whether a blackout period under our insider trading policy is in effect.

We have not repriced outstanding stock options, nor have we replaced options where our stock price has declined following the grant date.

Other Compensation and Benefits

Welfare Benefits

We provide a number of benefit programs to meet the health care and welfare needs of our employees and their families, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, medical and dependent care flexible spending accounts, and group life insurance, as well as customary vacation, paid holiday, leave of absence, and other similar policies. Our Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees.

Perquisites

The Committee has not found it necessary for the attraction or retention of our Named Executive Officers to provide them with perquisites or other personal benefits. In the future, the Committee, in its discretion, may adopt perquisites and other personal benefits as it deems advisable.

Retirement Benefits

Other than the tax-qualified Section 401(k) plan described below, we do not currently maintain, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans for our Named Executive Officers.

Employee Stock Purchase Plan

In conjunction with the initial public offering of shares of our common stock, we implemented a tax-qualified Section 423 employee stock purchase plan for our employees. The Named Executive Officers are eligible to participate in this plan on the same basis as our other salaried employees.

Section 401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our U.S. employees. Our Named Executive Officers are also eligible to participate in the 401(k) plan on the same basis as our other U.S. employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. The plan provides that each participant may contribute up to the statutory limit, which was $16,500 for calendar year 2009. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2009 were up to an additional $5,500 above the statutory limit. The plan permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2009, we did not make any discretionary or matching contributions to the 401(k) plan on behalf of our Named Executive Officers.

Tax and Accounting Considerations

Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our President and Chief Executive Officer and our three other most highly compensated executive officers (other than our Chief Financial Officer) to $1 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” which includes the gain recognized by an executive upon the exercise of qualifying compensatory stock options.

We believe that the stock options that we have granted in the past to our executives have satisfied this exception under Section 162(m). While the Committee has not adopted a formal policy regarding the tax deductibility of the compensation paid to our executives, it intends to consider this deductibility issue under Section 162(m) as a factor in future compensation decisions.

Generally, stock-based compensation cost is measured at grant date, based on an award’s “fair value,” and is recognized for financial reporting purposes as an expense over the requisite employee service period. The Committee has determined that, for the foreseeable future, the sole component of our long-term incentive compensation program will consist of stock options. Therefore, we will record this compensation expense in our financial statements on an ongoing basis according to FASB ASC Topic 718.

Employment Agreements

In connection with the founding of Compellent in 2002, Mr. Soran, our President and Chief Executive Officer, Mr. Guider, our Chief Operating Officer, and Mr. Aszmann, our Chief Technology Officer, executed employment agreements setting out the material terms of their employment with Compellent. These agreements were modified and restated in August 2007, in June 2008 and, again in February 2010 with respect to the severance benefits payable in connection with a change-in-control of the company. In June 2008, we entered into employment agreements with Mr. Judd, our Chief Financial Officer, and Mr. Bell, our Vice President, Worldwide Sales, each of which was subsequently amended and restated in February 2010 with respect to the severance benefits payable in connection with a change-in-control of the company. There were no modifications made to these employment agreements during the year ended December 31, 2009. Generally, these agreements provide that these executives are “at will” employees. These agreements also provide these executives with certain severance and change-in-control benefits, as described below.

Philip E. Soran.  Mr. Soran’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Soran. For a period of six months after his termination of employment, Mr. Soran will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Soran’s employment agreement also entitles him to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Soran with certain severance benefits and change-in-control benefits. Mr. Soran’s employment agreement with us contains a “best after tax” provision in the event that Mr. Soran’s compensation in connection with a change-in-control of the company is subject to excise tax under the Code. Pursuant to such provision, Mr. Soran shall be entitled to the “best after tax” result in connection with any payments or benefits received by him from us in connection with a change-in-control. See “— Severance

Arrangements,” “— Change-in-Control Arrangements” and “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

John R. Judd.  Mr. Judd’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us. For a period of one year after his termination of employment, Mr. Judd will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Judd’s employment agreement also entitles him to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Judd with certain severance benefits and change-in-control benefits. Mr. Judd’s employment agreement with us contains a “best after tax” provision in the event that Mr. Judd’s compensation in connection with a change-in-control of the company is subject to excise tax under the Code. Pursuant to such provision, Mr. Judd shall be entitled to the “best after tax” result in connection with any payments or benefits received by him from us in connection with a change-in-control. See “— Severance Arrangements,” “— Change-in-Control Arrangements” and “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

John P. Guider.  Mr. Guider’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Guider. For a period of six months after his termination of employment, Mr. Guider will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Guider’s employment agreement also entitles him to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Guider with certain severance benefits and change-in-control benefits. Mr. Guider’s employment agreement with us contains a “best after tax” provision in the event that Mr. Guider’s compensation in connection with a change-in-control of the company is subject to excise tax under the Code. Pursuant to such provision, Mr. Guider shall be entitled to the “best after tax” result in connection with any payments or benefits received by him from us in connection with a change-in-control. See “— Severance Arrangements,” “— Change-in-Control Arrangements” and “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

Lawrence E. Aszmann.  Mr. Aszmann’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Aszmann. For a period of six months after his termination of employment, Mr. Aszmann will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Aszmann’s employment agreement also entitles him to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Aszmann with certain severance benefits and change-in-control benefits. Mr. Aszmann’s employment agreement with us contains a “best after tax” provision in the event that Mr. Aszmann’s compensation in connection with a change-in-control of the company is subject to excise tax under the Code. Pursuant to such provision, Mr. Aszmann shall be entitled to the “best after tax” result in connection with any payments or benefits received by him from us in connection with a change-in-control. See “— Severance Arrangements,” “— Change-in-Control Arrangements” and “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

Brian P. Bell.  Mr. Bell’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us. For a period of one year after his termination of employment, Mr. Bell will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Bell’s employment agreement also entitles him to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Bell with certain severance benefits and change-in-control benefits. Mr. Bell’s employment agreement with us contains a “best after tax” provision in the event that Mr. Bell’s compensation in connection with a change-in-control of the company is subject to excise tax under the Code. Pursuant to such provision, Mr. Bell shall be entitled to the “best after tax” result in connection with any payments or benefits received by him from us in connection with a change-in-control. See “— Severance Arrangements,” “— Change-in-Control Arrangements” and “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

Severance Arrangements

Under their employment agreements with us, our Named Executive Officers, other than Mr. Bell, are entitled to a lump sum payment equal to six months of base salary and payments for six months of continued health insurance coverage, subject to such Named Executive Officer’s execution of a binding release of claims, if his employment with us is terminated without cause or he voluntarily departs for good reason outside of the context of a change-in-control of the company. Mr. Bell is entitled under his employment agreement with us to a lump sum payment equal to four months of base salary and payments for four months of continued health insurance coverage, subject to his execution of a binding release of claims, if his employment with us is terminated without cause or he voluntarily departs for good reason outside of the context of a change-in- control of the company.

For purposes of the Named Executive Officers’ employment agreements, any such Named Executive Officer will be terminated automatically, and such termination will be considered for cause, in the event:

•	he is convicted of a felony;

•	gross negligence or willful misconduct by any such Named Executive Officer which is reasonably determined by our Board to be injurious to our business or interests;

•	willful violation of specific and lawful directions of our Board by any such Named Executive Officer persisting for a period of five days after notice is given of such willful violation;

•	excessive absenteeism by any such Named Executive Officer persisting for a period of 30 days after our Board has given notice of such absenteeism;

•	a material failure to perform or observe the provisions of any such Named Executive Officer’s employment agreement persisting for a period of 30 days after notice is given of such failure to perform or observe;

•	failure to cooperate with us in any investigation or formal proceeding; and

•	any act of fraud by any such Named Executive Officer with respect to any aspect of our business where such act is reasonably determined by our Board to be injurious to our business.

For purposes of the Named Executive Officers’ employment agreements, any such Named Executive Officer will be deemed to have been terminated for good reason if following the occurrence of any of the following events, the Named Executive Officer provides written notice of the event within 30 days, we fail to reasonably cure such event within 30 days thereafter and the Named Executive Officer’s resignation is effective not later than 30 days after such cure period:

•	a permanent material reduction or diminution in any such Named Executive Officer’s job responsibilities or duties; provided, however, that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the reassignment shall constitute good reason (including but not limited to, following a change-in-control, performing substantially the same duties with respect to substantially the same size and scope of organization, but which organization is part of a larger organization);

•	a material reduction by us of any such Named Executive Officer’s base salary; provided, however, that a reduction of base salary in connection with a similar general reduction of the base salaries of our executive employees shall not constitute good reason;

•	the relocation of any such Named Executive Officer’s primary work location, on a permanent basis, to an office that would increase such Named Executive Officer’s one way commute distance by more than seventy-five (75) miles from such Named Executive Officer’s primary work location as of immediately prior to such change; and

•	any acquirer, successor or assignee of us fails to assume and perform, in all material respects, our obligations under such employment agreements.

The Committee believes that these payments and benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. The Committee approved these arrangements in light of its member’s experience with executive employment terminations. In setting the terms of and determining whether to approve such arrangements, the Committee recognized that executives often face challenges securing new employment following termination of employment. The severance payments and benefits are composed of cash payments and continued health care coverage for a limited period of time. The cash payments and benefits coverage correspond to the period of time that the Committee believes it would take the affected Named Executive Officer to obtain employment following their separation from Compellent. These benefits were not modified in connection with the February 2010 amendments discussed under “Employment Agreements” above, as the Committee felt that these severance arrangements were still competitive within our peer group.

With respect to the severance benefits payable in connection with a change-in-control transaction, the material terms of these arrangements are described under “— Change-in-Control Arrangements” and “Executive Compensation — Potential Payments Upon Termination or Change-in-Control” below.

Change-in-Control Arrangements

In February 2010, we amended and restated each of the employment agreements with our Named Executive Officers to provide for a lump sum payment equal to twelve months of base salary and the actual cash bonus paid in the most recently completed fiscal year, as well as payments for twelve months of continued health insurance coverage. Such amounts are payable only if the Named Executive Officer is terminated without cause or resigns for good reason (as more fully described above) within three months prior to or 18 months following a change-in-control of the company and is subject to the Named Executive Officer’s execution of a binding release of claims. Prior to these February 2010 amendments, each of Messrs. Aszmann, Guider, Judd and Soran was entitled to a lump sum payment of six months base salary and six months continued health coverage and Mr. Bell was entitled to a lump sum payment of four months base salary and four months continued health coverage, each in connection with a change-in-control termination. The employment agreements with our Named Executive Officers also provide for the full acceleration of vesting of any outstanding unvested equity awards if such Named Executive Officer is terminated without cause or resigns for good reason within three months prior to or 18 months following a change-in-control of the company. This benefit (vesting acceleration) was not modified in connection with the February 2010 amendments.

The Committee determined that these benefits were an essential element of our executive compensation program and would assist us in retaining our executives and reward our current Named Executive Officers for their value to the company. Further, these benefits are provided to motivate our Named Executive Officers to act in the best interests of our stockholders when negotiating a corporate transaction by removing the distraction of post-change-in-control uncertainties faced by our Named Executive Officers with regard to their continued employment. The Committee believed that the cash severance benefits provided to the Named Executive Officers prior to the February 2010 amendments were below market for executives in comparable positions and, therefore, felt that increasing the cash severance benefits following a change-in-control was appropriate. The Committee approved the change-in-control benefits in light of its members’ experience with executive employment agreements and change-in-control transactions.

Change-in-Control Benefits Under Our Stock Option and Equity Incentive Plans

Under our 2002 Stock Option Plan and our 2007 Equity Incentive Plan, in the event of a corporate or a change-in-control transaction, outstanding stock awards held by our employees, consultant or directors, including our Named Executive Officers, may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then under these plans (a) the vesting and exercisability provisions of any stock awards that are held by individuals performing services for us immediately prior to the effective time of the transaction will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate or change-in-control transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate or change-in-control transaction.

Risk Analysis Of Our Compensation Plans

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. The Committee believes that the balance of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. While the Committee regularly evaluates its compensation programs, the Committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

Summary Compensation Table

The following table shows for the years ended December 31, 2009, 2008 and 2007, compensation awarded to or paid to, or earned by, our Named Executive Officers.

							Non-Equity
					Option		Incentive Plan		All Other
		Salary	Bonus		Awards(1)		Compensation(2)		Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)		($)		($)

Mr. Philip E. Soran	2009	$325,000	$30,000	(3)	$875,000		$269,069		$—		$1,499,069
Chairman, President and	2008	320,000	78,636	(4)	600,000		187,486		—		1,186,122
Chief Executive Officer	2007	290,000	67,520	(5)	—		67,480		—		425,000
Mr. John R. Judd	2009	240,000	17,000	(3)	400,000		103,143		—		760,143
Chief Financial Officer	2008	225,000	36,386	(4)	325,000		84,369		—		670,755
	2007	189,000	30,220	(5)	182,408	(6)	34,780		17,100	(7)	453,508
Mr. John P. Guider	2009	280,000	11,000	(3)	425,000		152,472		—		868,472
Chief Operating Officer	2008	275,000	49,579	(4)	340,000		126,553		—		791,132
	2007	265,000	29,600	(5)	—		55,400		—		350,000
Mr. Lawrence E. Aszmann	2009	235,000	11,000	(3)	400,000		85,205		—		731,205
Chief Technology Officer and	2008	230,000	31,402	(4)	290,000		68,432		—		619,834
Secretary	2007	230,000	17,720	(5)	—		34,780		—		282,500
Mr. Brian P. Bell	2009	220,000	11,000	(3)	400,000		233,022	(8)	—		864,022
Vice President, Worldwide Sales	2008	210,000	41,406	(4)	350,000		222,804	(9)	—		824,210

(1)	The dollar amounts in this column represent the aggregate grant date fair value for each stock option awarded to our Named Executive Officers for the indicated year of stock option awards granted pursuant to our equity compensation plans. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option-pricing model excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions used in the calculation of these amounts which is incorporated herein by reference, please refer to Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 5, 2010. See the “Grants of Plan-Based Awards Table for 2009” for information on awards made in 2009.

(2)	Represents cash incentive payments for the achievement of financial objectives and a portion of the corporate and/or management objectives under our applicable management incentive plans, which is discussed in greater detail in Compensation Discussion and Analysis.

(3)	Represents bonus amounts paid in excess of the management targets to such individuals pursuant to our 2009 Incentive Plan, which is discussed in greater detail in Compensation Discussion and Analysis.

(4)	Represents bonus amounts paid in excess of the management targets to such individuals pursuant to our 2008 Incentive Plan.

(5)	Represents bonus amounts paid in excess of the corporate targets to such individuals pursuant to our 2007 Incentive Plan.

(6)	Includes 90,000 shares of our common stock that were repurchased by us for $1.25 per share, which was above the original exercise price of $0.30 per share. We subsequently issued a new option for the same number of shares at an exercise price of $1.25 per share. The transaction resulted in substance to be a modification of the original award. In accordance with FASB ASC Topic 718, we determined the fair value of the award just before and just after the modification using the Black-Scholes option-pricing model. It was determined that the fair value of the new award was greater than the value of the original award, as modified. The incremental fair value of the new award of $70,408 is reflected in the table above. The figure also includes the award value for an option for 20,000 shares that was granted separately at a later date in 2007.

(7)	Represents amount paid as a “gross up” for tax liabilities incurred by such Named Executive Officer with respect to holding our stock pursuant to the exercise of a stock option award.

(8)	Represents $144,304 earned by Mr. Bell during 2009 under our sales commission plan and $88,718 earned pursuant to our 2009 Incentive Plan.

(9)	Represents $137,040 earned by Mr. Bell during 2008 under our sales commission plan and $85,764 earned pursuant to our 2008 Incentive Plan.

Grants of Plan-Based Awards Table For 2009

The following table shows certain information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2009:

			Estimated Possible	All Other Option
			Payouts Under Non-	Awards: Number		Grant
			Equity Incentive Plan	of Securities	Exercise or Base	Date Fair
			Awards	Underlying	Price of Option	Value of Option
	Grant	Approval	Target	Options	Awards	Awards
Name	Date	Date	($)(1)	(#)(2)	($/Sh)(3)	($)(4)

Mr. Soran	N/A	N/A	$300,000	—	$—	$—
	02/17/09	02/10/09	—	143,207	13.43	875,000
Mr. Judd	N/A	N/A	115,000	—	—	—
	02/17/09	02/10/09	—	65,466	13.43	400,000
Mr. Guider	N/A	N/A	170,000	—	—	—
	02/17/09	02/10/09	—	69,558	13.43	425,000
Mr. Aszmann	N/A	N/A	95,000	—	—	—
	02/17/09	02/10/09	—	65,466	13.43	400,000
Mr. Bell	N/A	N/A	100,000	—	—	—
	02/17/09	02/10/09	—	65,466	13.43	400,000

(1)	This column sets forth the target annual cash incentive payments for 2009 under our 2009 Incentive Plan for each of our Named Executive Officers. The actual cash incentive payment earned for 2009 for each of our Named Executive Officers is set forth in the “Summary Compensation Table” above. As such, the amounts set forth in this column does not represent additional compensation earned by our Named Executive Officers for 2009. There was no threshold or maximum cash incentive payment under our 2009 Incentive Plan. For more information regarding our 2009 Incentive Plan and the cash incentive payments made to our Named Executive Officers in 2009, please see “Compensation Discussion and Analysis” above.

(2)	The stock options set forth in this column were granted pursuant to Compellent’s 2007 Equity Incentive Plan. The shares subject to each of these options vest over a four year period in an equal amount on a monthly basis.

(3)	The stock options were granted with an exercise price equal to the closing price of our common stock as reported on the New York Stock Exchange Arca on the date of grant.

(4)	The dollar amounts in this column represent the aggregate grant date fair value for each stock option awarded to our Named Executive Officers in 2009. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option-pricing model excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions used in the calculation of these amounts which is incorporated herein by reference, please refer to Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 5, 2010.

Narrative to Summary Compensation Table and Grants of Plan-Based Award Table

Employment Agreements

We are party to employment agreements with each of our Named Executive Officers. For the material terms of the employment agreements with our Named Executive Officers, see the section titled “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements” above.

Annual Cash Incentive Compensation

The 2009 Incentive Plan provides for annual cash incentive awards to reward our Named Executive Officers for performance in the prior year. For more information regarding our 2009 Incentive Plan, see the section titled “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements and 2009 Determinations — Annual Incentive Compensation — 2009 Management Incentive Plan.”

Equity Compensation

Consistent with its practices for awarding stock options described in the Compensation Discussion and Analysis above, the Compensation Committee approved equity compensation awards in the form of stock options to each of our Named Executive Officers in February 2009. For more information regarding the equity compensation awards and our equity award practices, please see the section titled “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements and 2009 Determinations — Annual Incentive Compensation — Long-Term Incentive Compensation.” In addition, the Named Executive Officers’ equity compensation awards may, under certain circumstances, be subject to accelerated vesting in the event of a change-in-control of Compellent. For more information regarding the accelerated vesting provisions and treatment of the equity compensation awards in the event of a change-in-control, see the section titled “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements” above, “Executive Compensation — Compensation Discussion and Analysis — Change-in-Control Benefits Under Our Stock Option and Equity Incentive Plans” above and “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

Other Benefits

For a description of the other elements of our executive compensation program, see the section titled “Executive Compensation — Compensation Discussion and Analysis — Other Compensation and Benefits.”

Outstanding Equity Awards Table At December 31, 2009

The following table shows certain information regarding outstanding equity awards at December 31, 2009 held by our Named Executive Officers.

	Option Awards					Stock Awards
								Market
	Number of		Number of			Number of		Value of
	Securities		Securities			Shares or		Shares or
	Underlying		Underlying			Units of		Units of
	Unexercised		Unexercised			Stock That		Stock That
	Options		Options	Option	Option	Have Not		Have Not
	(#)		(#)	Exercise Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)(1)

Mr. Soran	—		—	$—	—	13,882	(2)	$314,844
	29,833	(3)	113,374	13.43	2/16/2016	—		—
	66,286	(3)	78,338	8.64	2/18/2015	—		—
Mr. Judd	—		—	—	—	11,250	(4)	255,150
	13,640	(3)	51,826	13.43	2/16/2016	—		—
	35,904	(3)	42,434	8.64	2/18/2015	—		—
	12,923	(5)	7,077	9.68	5/29/2017	—		—
Mr. Guider	14,490	(3)	55,068	13.43	2/16/2016	—		—
	37,561	(3)	44,392	8.64	2/18/2015	—		—
	133,333	(6)	—	0.30	5/2/2016	—		—
Mr. Aszmann	13,640	(3)	51,826	13.43	2/16/2016	—		—
	32,039	(3)	37,862	8.64	2/18/2015	—		—
	133,333	(6)	—	0.30	5/2/2016	—		—
Mr. Bell	—		—	—	—	4,166	(7)	94,485
	13,640	(3)	51,826	13.43	2/16/2016	—		—
	38,669	(3)	45,695	8.64	2/18/2015	—		—
	55,000	(8)	—	1.25	3/27/2017	—		—

(1)	The value of the shares that have not vested as of December 31, 2009 is based on the per share closing price of Compellent’s common stock on December 31, 2009 of $22.68 as reported by the New York Stock Exchange.

(2)	Represents 13,882 shares acquired pursuant to the early exercise of a stock option to purchase 133,333 shares of our common stock that are subject to our right of repurchase in the event Mr. Soran’s employment with us terminates, which lapsed as to 1/4th of the exercised shares on May 3, 2007, and as to 1/48th of the exercised shares on a monthly basis thereafter. As of December 31, 2009, 119,451 of the shares were vested and the remaining 13,882 shares will vest monthly thereafter over the remainder of the vesting period. See “Options Exercised and Stock Vested Table in 2009” below for further information regarding the shares that vested in 2009.

(3)	The shares subject to this stock option vest over a four year period in equal monthly installments. Vesting is contingent upon continued service.

(4)	Represents 11,250 shares acquired pursuant to the early exercise of a stock option to purchase 90,000 shares of our common stock that are subject to our right of repurchase in the event Mr. Judd’s employment with us terminates prior to the shares being fully vested, which lapsed as to 1/4th of the exercised shares on June 26, 2007, and as to 1/48th of the exercised shares on a monthly basis thereafter. As of December 31, 2009, 78,750 of the shares were vested and the remaining 11,250 shares will vest monthly thereafter over the remainder of the vesting period. See “Options Exercised and Stock Vested Table in 2009” below for further information regarding the shares that vested in 2009.

(5)	The shares subject to this stock option vest over a four year period, 1/4th of the shares subject to the stock option vested on May 30, 2008, and 1/48th of the shares subject to the stock option vest on a monthly basis thereafter. Vesting is contingent upon continued service.

(6)	The shares subject to each stock option vest over a four year period, 1/4th of the shares subject to the stock option vested on May 3, 2007, and 1/48th of the shares subject to the stock option vest on a monthly basis thereafter. Vesting is contingent upon continued service and the stock option may be exercised prior to vesting, subject to our right of repurchase in the event the Named Executive Officer’s employment with us terminates prior to the shares being fully vested. As of December 31, 2009, 119,451 of the shares were vested and the remaining 13,882 shares will vest monthly thereafter over the remainder of the vesting period.

(7)	Represents 4,166 unvested shares acquired pursuant to the early exercise of a stock option to purchase 50,000 shares of our common stock that are subject to our right of repurchase in the event Mr. Bell’s employment with us terminates prior to the shares being fully vested, which lapsed as to 1/4th of the exercised shares on April 1, 2007, and as to 1/48th of the exercised shares on a monthly basis thereafter. As of December 31, 2009, 45,834 of the shares were vested and the remaining 4,166 shares will vest monthly thereafter over the remainder of the vesting period. See “Options Exercised and Stock Vested Table in 2009” below for further information regarding the shares that vested in 2009.

(8)	The shares subject to each stock option vest over a four year period, 1/4th of the shares subject to the stock option vested on March 28, 2008, and 1/48th of the shares subject to the stock option vest on a monthly basis thereafter. Vesting is contingent upon continued service and the stock option may be exercised prior to vesting, subject to our right of repurchase in the event Mr. Bell’s employment with us terminates prior to the shares being fully vested. As of December 31, 2009, 33,125 of the shares were vested and the remaining 21,875 shares will vest monthly thereafter over the remainder of the vesting period. The original stock option award covered 70,000 shares; however, Mr. Bell exercised 15,000 vested shares in November 2009.

Options Exercised and Stock Vested Table in 2009

The following table shows for the year ended December 31, 2009, certain information regarding the exercise of stock options and the vesting of stock awards held by our Named Executive Officers:

	Option Awards		Stock Awards(2)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(3)

Mr. Soran	—	$—	33,336	$478,566
Mr. Judd	—	—	22,500	351,581
Mr. Guider	—	—	—	—
Mr. Aszmann	—	—	—	—
Mr. Bell	19,848	392,307	12,500	180,878

(1)	The value realized upon exercise was calculated by multiplying the number of shares of our common stock to which the exercise of the option related by the difference between the per-share closing price of our common stock on the date of exercise as reported by the New York Stock Exchange and the exercise price of the options.

(2)	Represents shares acquired pursuant to the early exercise of unvested stock options that vested during 2009.

(3)	The value realized upon vesting was calculated by multiplying the number of shares that vested on each respective vesting date by the closing price of our common stock on each such vesting date as reported by the New York Stock Exchange Arca from January 1, 2009 to March 24, 2009 and as reported by the New York Stock Exchange from March 25, 2009 to December 31, 2009.

Potential Payments Upon Termination or Change-in-Control

The following table illustrates the potential payments to our Named Executive Officers in connection with their:

•	respective terminations without cause or resignation for good reason outside the context of a change-in-control of the Company, as if such termination or resignation occurred as of December 31, 2009;

•	respective terminations without cause or resignation for good reason within three months prior to or 18 months following a change-in-control of the Company, as if such termination or resignation in connection with a change-in-control occurred as of December 31, 2009, (a) assuming the Named Executive Officers received the amounts provided for under their amended and restated employment agreements entered into with us during February 2010 and (b) their options were assumed or substituted by the acquiring entity; and

•	equity award acceleration where the potential acquiring entity does not assume or substitute the options and stock awards held by the Named Executive Officers in connection with a change-in-control transaction and the Named Executive Officers’ employment is continued with us and/or the acquiring entity, as if such change-in-control occurred as of December 31, 2009.

Please see “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements” for a description of the benefits provided under the Named Executive Officers’ employment agreements with us before and after the February 2010 amendments.

		Potential Payments in Connection With:
		Termination		Termination without Cause
		without Cause or		or Resignation for		Stock Awards not Assumed
		Resignation for		Good Reason in Connection		or Substituted in Connection
		Good Reason		with a Change-in-Control		with a Change-in-Control
Name	Type of Benefit	($)		($)		($)

Mr. Soran	Salary	$162,500	(1)	$325,000	(2)	—
	Bonus(3)	—		266,122		—
	Benefits	7,354	(4)	14,708	(5)	—
	Equity Award Acceleration(6)	—		2,459,249		$2,459,249

	Total	169,854		3,065,079		2,459,249
Mr. Judd	Salary	120,000	(1)	240,000	(2)	—
	Bonus(3)	—		120,755		—
	Benefits	6,929	(4)	13,858	(5)	—
	Equity Award Acceleration(6)	—		1,408,252		1,408,252

	Total	126,929		1,782,865		1,408,252
Mr. Guider	Salary	140,000	(1)	280,000	(2)	—
	Bonus(3)	—		176,132		—
	Benefits	2,759	(4)	5,518	(5)	—
	Equity Award Acceleration(6)	—		1,443,316		1,443,316

	Total	142,759		1,904,966		1,443,316
Mr. Aszmann	Salary	117,500	(1)	235,000	(2)	—
	Bonus(3)	—		99,834		—
	Benefits	7,354	(4)	14,708	(5)	—
	Equity Award Acceleration(6)	—		1,321,647		1,321,647

	Total	124,854		1,671,189		1,321,647
Mr. Bell	Salary	73,333	(7)	220,000	(2)	—
	Bonus(3)	—		264,210		—
	Benefits	4,903	(8)	14,709	(5)	—
	Equity Award Acceleration(6)	—		1,514,986		1,514,986

	Total	78,236		2,013,904		1,514,986

(1)	Represents six months of base salary. See discussion under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements”.

(2)	Represents twelve months of base salary. See discussion under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements — Change-in-Control Arrangements” for information regarding the amendment to the Named Executive Officers’ change-in-control benefits effective in February 2010.

(3)	Represents the bonus and non-equity incentive plan compensation paid for the year ending December 31, 2008. See discussion under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements — Change-in-Control Arrangements” for information regarding the amendment to the Named Executive Officers’ change-in-control benefits effective in February 2010.

(4)	Represents six months of health care benefits. See discussion under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements”.

(5)	Represents twelve months of health care benefits. See discussion under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements — Change-in-Control Arrangements” for information regarding the amendment to the Named Executive Officers’ change-in-control benefits effective in February 2010.

(6)	The dollar values represent the amount of the benefit each of our Named Executive Officers would have received from the acceleration of the unvested portion of such Named Executive Officer’s outstanding equity awards under our 2002 Stock Option Plan and 2007 Equity Incentive Plan, as if such event occurred as of December 31, 2009. For outstanding stock options, the benefit amount of the accelerated portion of such stock option award was calculated by multiplying the accelerated portion of such stock option award by the difference between the per share closing price of Compellent common stock on December 31, 2009 ($22.68) as reported by the New York Stock Exchange and the exercise price of the applicable option. For outstanding stock awards (or shares acquired pursuant to the early exercise of a stock option award), the benefit amount of the accelerated portion of such stock award was calculated by multiplying the accelerated portion of the stock award by the per share closing price of Compellent common stock on December 31, 2009 ($22.68) as reported by the New York Stock Exchange.

(7)	Represents four months of base salary. See discussion under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements”.

(8)	Represents four months of health care benefits. See discussion under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements”.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2009.

Charles Beeler (Chair)
R. David Spreng
Sven A. Wehrwein

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009:

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon	Weighted Average		Issuance Under Equity
	Exercise of	Exercise-Price of		Compensation Plans
	Outstanding Options,	Outstanding Options,		(Excluding Securities
	Warrants and Rights	Warrants and Rights		Reflected in Column (a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders	3,374,061	$9.19	(1)	5,874,509	(2)
Equity compensation plans not approved by security holders	—	—		—

Total	3,374,061	$9.19	(1)	5,874,509	(2)

(1)	Represents the weighted average exercise price of outstanding stock options only.

(2)	Of these shares, 1,717,490 shares remained available for the grant of future rights under our 2007 Employee Stock Purchase Plan as of December 31, 2009. Under our 2007 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2010 by:

•	each director and nominee for director;
•	each of our Named Executive Officers;
•	all of our executive officers and directors of Compellent as a group; and
•	all those known by us to be beneficial owners of more than 5% of our common stock.

Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota, 55344.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

5% Stockholders
Entities Affiliated with El Dorado Ventures(2)	2,191,113	6.9%
Entities Affiliated with Crescendo Ventures(3)	3,180,205	10.0
Eagle Asset Management, Inc.(4)	2,213,420	7.0
FMR LLC(5)	2,008,084	6.3
Directors and Named Executive Officers
Charles Beeler(6)	2,243,850	7.1
Sherman L. Black(7)	10,114	*
Kevin L. Roberg(8)	—	—
David Spreng(9)	3,232,942	10.2
Sven A. Wehrwein(10)	56,737	*
Duston M. Williams(11)	30,092	*
Lawrence E. Aszmann(12)	891,193	2.8
Brian P. Bell(13)	169,622	*
John P. Guider(14)	1,297,738	4.1
John R. Judd(15)	158,237	*
Philip E. Soran(16)	1,308,192	4.1
All executive officers and directors as a group (11 persons)(17)	9,398,717	29.1

*	Less than one percent.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,736,807 shares outstanding on April 1, 2010, adjusted as required by rules promulgated by the SEC. Includes shares of common stock subject to a right of repurchase within 60 days of April 1, 2010 and shares issuable pursuant to stock options exercisable within 60 days of April 1, 2010.

(2)	Consists of 2,126,264 shares held by El Dorado Ventures VI, L.P. and 64,849 shares held by El Dorado Technology ’01, L.P., collectively, the El Dorado Entities. Charles Beeler, M. Scott Irwin and Thomas H. Peterson are the managing members of El Dorado Venture Partners VI, LLC, which is the general partner of each of the El Dorado Entities, and are deemed to have shared voting and investment power of the shares held by each of the El Dorado Entities; however, each person disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. Mr. Beeler is a member of our board of directors. The address of El Dorado Ventures is 2440 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)	Consists of 2,921,613 shares held by Crescendo IV, L.P., 54,794 shares held by Crescendo IV Entrepreneurs Fund, L.P. and 18,243 shares held by Crescendo IV Entrepreneurs Fund A, L.P., collectively, the Crescendo Entities, and 185,555 shares held by Crescendo IV AG & Co. Beteiligungs KG. David R. Spreng is the managing member of Crescendo Ventures IV, LLC, which is the general partner of each of the Crescendo Entities, and the managing member of Crescendo German Investments, IV, LLC, which is the general partner of Crescendo IV AG & Co. Beteiligungs KG, and is deemed to have sole voting and investment power of the shares held by each of the Crescendo Entities and Crescendo IV AG & CO Beteiligungs KG; however, Mr. Spreng disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Spreng is a member of our board of directors. The address of Crescendo Ventures is 600 Hansen Way, Suite 300, Palo Alto, CA 94304.

(4)	Eagle Asset Management, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Eagle Asset Management, Inc. possesses sole voting and investment power with respect to such shares. Burt Boksen, serving as portfolio manager, exercises voting and investment power with respect to these shares. Mr. Boksen disclaims beneficial ownership of these shares. The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(5)	FMR LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FMR LLC is the beneficial owner of 1,947,284 of such shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 58,800 of such shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 2,000 of such shares as a result of its serving as investment manager of institutional accounts owning such shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Consists of (a) the shares described in Note (2) above and (b) stock options for 52,737 shares of our common stock exercisable within 60 days of April 1, 2010. Mr. Beeler disclaims beneficial ownership of shares held by El Dorado Ventures VI, L.P. and El Dorado Technology ’01, L.P., except to the extent of his pecuniary interest therein.

(7)	Represents stock options for shares of our common stock exercisable within 60 days of April 1, 2010.

(8)	Mr. Roberg joined the Board on April 12, 2010 and did not hold any securities of the Company as of April 1, 2010.

(9)	Consists of (a) the shares described in Note (3) above and (b) stock options for 52,737 shares of our common stock exercisable within 60 days of April 1, 2010. Mr. Spreng disclaims beneficial ownership of shares held by Crescendo Ventures IV, L.P., Crescendo IV AG & Co. Beteiligungs KG, Crescendo IV Entrepreneurs Fund, L.P. and Crescendo IV Entrepreneurs Fund A, L.P., except to the extent of his pecuniary interest therein.

(10)	Includes stock options for 52,737 shares of our common stock exercisable within 60 days of April 1, 2010.

(11)	Represents stock options for shares of our common stock exercisable within 60 days of April 1, 2010.

(12)	Includes stock options for 196,468 shares of our common stock exercisable within 60 days of April 1, 2010.

(13)	Includes stock options for 126,622 shares of common stock exercisable within 60 days of April 1, 2010.

(14)	Consists of (a) 500,540 shares of common stock held by the John P. Guider Revocable Trust, of which Mr. Guider is trustee, (b) 264,921 shares held by the Guider 2008 Grantor Retained Annuity Trust, of which Mr. Guider is trustee, (c) 327,133 shares held by the Guider 2009 Grantor Retained Annuity Trust, of which Mr. Guider is trustee and (d) stock options for 205,144 shares of our common stock exercisable within 60 days of April 1, 2010.

(15)	Includes stock options for 83,237 shares of common stock exercisable within 60 days of April 1, 2010 and 1,875 shares of common stock subject to our right of repurchase in the event Mr. Judd’s employment with us terminates 60 days from April 1, 2010.

(16)	Consists of (a) 581,481 shares of common stock held by the Philip E. Soran Revocable Trust, of which Mr. Soran is trustee, (b) 132,445 shares of common stock held by the Soran 2008 Five-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, (c) 110,376 shares of common stock held by the Soran 2008 Two-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, (d) 168,784 shares of common stock held by Mr. Soran’s immediate family members over which Mr. Soran is deemed to have beneficial ownership, (e) 90,798 shares of common stock held by the Soran 2009 Five-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, (f) 90,797 shares of common stock held by the Soran 2009 Two-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, and (g) options to purchase 133,511 shares of common stock exercisable within 60 days of April 1, 2010.

(17)	Includes 5,371,318 shares held by entities affiliated with certain of our directors and 4,027,399 shares beneficially owned by our executive officers, of which (a) stock options for 943,399 shares of common stock are exercisable within 60 days of April 1, 2010 and (b) 1,875 shares of which are subject to our right of repurchase in the event such executive officers’ employment with us terminates 60 days from April 1, 2010.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to Compellent’s Code of Business Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. All of the transactions described below were entered into prior to the adoption of our Code of Business Conduct and Ethics and were approved by our Board.

Certain Related-Person Transactions

Third Amended and Restated Investor Rights Agreement

Compellent and the prior holders of our preferred stock, including entities with which certain of our directors are affiliated, have entered into an investor rights agreement pursuant to which these stockholders are entitled to certain rights with respect to the registration of their shares.

Employment Agreements

We have entered into employment agreements with our certain of our executive officers. See “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and our non-employee directors. See “Executive Compensation” and “Information Regarding Our Board of Directors and Corporate Governance — Director Compensation.”

Indemnification Agreements with Executive Officers and Directors

We have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements and our certificate of incorporation and our bylaws indemnify each of our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience to stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Compellent stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you receive a single set of proxy materials as a result of “householding” and you would like to have separate copies of our proxy materials, please submit a request to Compellent Technologies, Inc., Corporate Secretary, 7625 Smetana Lane, Eden Prairie, Minnesota 55344 or contact the Corporate Secretary at (877) 715-3300, and we will promptly send you what you have requested. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/  Lawrence E. Aszmann
Lawrence E. Aszmann
Secretary

April 13, 2010

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, is being furnished to stockholders concurrently herewith. A stockholder may submit a written request for an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2009 to: Secretary, Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344.

Note 8 of the Notes to the Consolidated Financial Statements, included in our Annual Report on Form 10-K filed on March 5, 2009, is incorporated by reference into this proxy statement.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2010. Have your proxy COMPELLENT TECHNOLOGIES, INC. card in hand when you access the web site and follow the instructions to obtain 7625 SMETANA LANE your records and to create an electronic voting instruction form. EDEN PRAIRIE, MN 55344 VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and promptly return it in the postage-paid envelope we have provided or return it to Compellent Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Compellent Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M24120-P91277 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COMPELLENT TECHNOLOGIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the 2010 ANNUAL MEETING PROXY CARD number(s) of the nominee(s) on the line below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW. 1. To elect three directors to hold office until the 2013 Annual Meeting of Stockholders Nominees: 01) Charles Beeler 02) John P. Guider 03) Kevin L. Roberg OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the 2010 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all the nominees listed in Proposal 1. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. For address changes and/or comments, please check this box 0 and write them on the back where indicated. Yes No Please indicate if you plan to attend the 2010 Annual Meeting. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.compellent.com/proxy. M24121-P91277 COMPELLENT TECHNOLOGIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2010 ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2010 The stockholder(s) hereby appoint(s) Philip E. Soran and John R. Judd, or either of them, as proxies and as attorneys-in-fact, each with the full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Compellent Technologies, Inc. that the stockholder(s) is/are entitled to vote at the 2010 Annual Meeting of Stockholders to be held at 3:30 p.m., Central Time on May 13, 2010, at Faegre & Benson, LLP, 2200 Wells Fargo Center, 90 South 7th Street, Minneapolis, MN 55402, and any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the 2010 Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE